Exhibit (a)(5)(E)

Media Contacts:

Chris Halling Catalent, Inc. +44 (0) 7580 41073 Chris.halling@catalent.com Investor Contact: Thomas Castellano Catalent, Inc. (732) 537-6325 investors@catalent.com	Richard Kerns NEPR +44 (0) 161 728 5880 richard@nepr.eu

Catalent Completes Tender Offer for All Outstanding Shares of Juniper Pharmaceuticals, Inc.

SOMERSET, N.J., August 14, 2018 – Catalent, Inc. (NYSE: CTLT) (“Catalent”), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced the successful completion of the previously announced tender offer by Catalent Boston, Inc. (“Merger Sub”), a subsidiary of Catalent Pharma Solutions, Inc. (“Parent”), Catalent’s operating subsidiary, for all of the outstanding shares of common stock of Juniper Pharmaceuticals, Inc. (NASDAQ: JNP) (“Juniper”) at a price of $11.50 per share, net to the seller in cash, without any interest, but subject to and reduced by any required withholding of taxes. The acquisition of Juniper expands and strengthens Catalent’s offerings in formulation development, bioavailability solutions and clinical-scale oral does manufacturing, and complements its integrated global clinical and commercial supply network.

American Stock Transfer & Trust Co., LLC, the depositary for the tender offer, has advised Catalent that, as of 12:00 midnight, New York City time, at the end of August 13, 2018, the expiration of the tender offer, a total of 9,285,239 shares of common stock of Juniper, representing approximately 82% of Juniper’s currently outstanding shares of common stock, were validly tendered and not withdrawn in the tender offer (including shares tendered pursuant to guaranteed delivery procedures). As a result, the minimum condition of the tender offer, generally that a majority of the shares of Juniper common stock outstanding at the expiration of the tender offer be validly tendered and not withdrawn, has been satisfied, and Purchaser will promptly pay for all such tendered shares in accordance with the terms of the tender offer.

Catalent expects to complete the merger of Merger Sub into Juniper under Section 251(h) of the Delaware General Corporation Law today. As a result of the merger, all remaining shares of common stock of Juniper issued and outstanding immediately prior to the effective time of the merger (other than any (i) shares held in the treasury of Juniper, (ii) shares owned by Parent or Merger Sub or their subsidiaries, (iii) shares irrevocably accepted for purchase in the tender offer, and (iv) shares held by Juniper stockholders who properly demanded and perfected appraisal rights under Delaware law) will be converted into the right to receive an amount in cash equal to $11.50 per share, net to the seller in cash, without any interest, but subject to and reduced by any required withholding of taxes (i.e., the same price per share that was paid in the tender offer). In addition, as a result of the merger, Juniper will become a wholly owned subsidiary of Parent and the shares of common stock of Juniper will cease to be traded on the NASDAQ Global Select Market.

About Juniper Pharmaceuticals

Juniper Pharmaceuticals, Inc.’ s core businesses include Juniper Pharma Services, which provides high-end fee-for-service pharmaceutical development and clinical trials manufacturing to clients, and its contract with Merck KGaA to supply CRINONE® (progesterone gel) outside of the United States. Please visit www.juniperpharma.com for more information.

Juniper Pharmaceuticals™ is a trademark of Juniper Pharmaceuticals, Inc., in the U.S. and the E.U. CRINONE® is a registered trademark of Merck KGaA, Darmstadt, Germany, outside the U.S. and of Allergan plc in the U.S.

About Catalent

Catalent is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs approximately 11,000 people, including over 1,400 scientists, at more than 30 facilities across five continents, and in fiscal 2017 generated over $2 billion in annual revenue. Catalent is headquartered in Somerset, New Jersey. For more information, visit www.catalent.com

More products. Better treatments. Reliably supplied.™

Cautionary Note Concerning Forward-Looking Statements

This release contains both historical and forward-looking statements, including concerning the tender offer for and merger with Juniper. These forward-looking statements generally can be identified because they relate to the topics set forth above or by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe Catalent’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: litigation relating to the transaction; other unanticipated events may make it more difficult to realize the anticipated benefits of the transaction; participation in a highly competitive market and increased competition may adversely affect the business of Catalent or of Juniper; demand for Catalent’s or Juniper’s offerings which depends in part on their customers’ research and development and the clinical success of their products; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of Catalent and Juniper; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies including as a result of the recent U.K. referendum to exit from the European Union; adverse tax legislation initiatives or challenges to Catalent’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisition or other transactions that may complement or expand the business of Catalent or divest of non-strategic businesses or assets and Catalent’s ability to successfully integrate acquired business, including Juniper, and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund Catalent’s existing pension plans; substantial leverage resulting in the limited ability of Catalent to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of Catalent’s variable rate debt and preventing Catalent from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in Catalent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, filed August 28, 2017 with the SEC. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

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